Exhibit 99.1

News Release

Independence Contract Drilling, Inc.’s Edward S. Jacob, III To Retire at the End of June 2016

Houston, Texas – June 10, 2016 – Independence Contract Drilling, Inc. (the “Company”) (NYSE: ICD) today announced that Edward S. Jacob, III, President and Chief Operating Officer, has decided to retire as an officer of the Company effective June 30, 2016. Mr. Jacob has also notified the Company of his resignation as a director to be effective with his retirement concurrently on June 30, 2016.

Byron Dunn, ICD CEO commented, “We all want to wish Ed well in his retirement. Through Ed’s operational leadership, ICD has positioned itself as a leading provider of pad-optimal contract drilling services of the highest quality.”

Mr. Jacob commented, “I want to thank the Board of Directors, management and all of the employees of ICD for their support, confidence and commitment over the past 3 1/2 years, which has enabled the Company to deliver value-added performance to ICD’s customers. I am confident that ICD’s management and its employees have the recipe for continued success. I wish everyone at ICD all the best.”

The Company does not intend to replace Mr. Jacob’s officer position at this time.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad optimal ShaleDriller® rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Investor Contacts:

Investor Relations

Investor.relations@icdrilling.com

(281) 598-1211

Source: Independence Contract Drilling, Inc.